EXHIBIT 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Capital Stock

Visionary Education Technology Holdings Group Inc. (the “Company”, “we”, “us” or “our”) authorized capital consists of an unlimited number of Common Shares, no par value, which do not have any special rights or restrictions and an unlimited number of Preference Shares, with the rights specified in the Articles of Incorporation.

As of the date of the Annual Report on Form 20-F of which this Exhibit 2.1 is a part, we have only one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: the Company’s common shares (the “Common Shares”).

Rights, Preferences and Restrictions Attaching to Our Common Shares

The Business Corporations Act (Ontario) provides the following rights, privileges, restrictions and conditions attaching to our Common Shares:

•	to vote at meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote;
•	subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of our Company,
•	to share equally in the remaining property of our Company on liquidation, dissolution or winding-up of our Company; and
•	the Common Shares are entitled to receive dividends if, as, and when declared by the Board of Directors.

Our Articles of Incorporation provides the following rights, privileges, restrictions and conditions attaching to our Common Shares:

Each holder of Common Shares is entitled to receive notice of and to attend all meetings of shareholders of the Company, except meeting at which only holders of a specified class of shares (other than Common Shares) or a specified series of shares are entitled to vote. At such meetings attended by holders of Common Shares, each holder of Common Shares is entitled to one vote in respect of each Common Share held by the holder. Holders are entitled to elect all nominees to the board of directors of the Company.

Subject to the rights, privileges, restrictions, conditions, and limitations of any other class of shares of the Company, Common Share Holders are entitled to receive any dividends of the Company and, upon a liquidation, dissolution of winding-up of the Company, whether voluntary or involuntary, to receive the remaining property of the Company.

Rights, Preferences and Restrictions Attaching to Our Preference Shares

Our Articles of Incorporation provides the following rights, privileges, restrictions and conditions attaching to our Preference Shares:

Dividends

All holders of Preference Shares are entitled to receive, and we shall pay, dividends only if and when declared by the board of directors. Dividends are non-cumulative and are to be paid only out of money of the Company properly applicable to the payment of the dividends.

The Board of Directors has discretion and may determine the priority that Preference Shares dividends are paid to Common Shares and if and when Common Shares dividends are paid and not the Preference Shares dividends, and vice-versa. Holders of the Preference Shares are not entitled to any dividend other than or more than the dividends as stated above.

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Participation in Assets on Dissolution

If we are liquidated, dissolved or wound up, either voluntarily or involuntarily, or if there is a reduction of capital, or any distribution of assets among shareholders by way of repayment of capital, holders of the Preference Share are entitled to be paid the redemption amount for each preference share plus all unpaid dividends that have been declared. Such payment holds priority to any payment or distribution to Common Shareholders. If the amount payable is insufficient to pay in full the redemption amount owing on all Preference shares, the amount will be paid on a pro rata basis. All assets remaining after payment to the holders of Preference Shares are to be paid or distributed ratably among the Common Shareholders, and the Preference shareholders will have no further right of participation in such assets.

Redemption

We, on notice and as the discretion of the Board of Directors, have the right at any time to redeem all or any portion of the Preference shares for the redemption amount for each Preference share together with any declared and unpaid dividends without the consent of the holders of such shares. We, at the discretion of the Board of Directors, may redeem all or any part of the Preference Shares of any Preference shareholder in priority to any other Preference shareholder, and is not required to redeem the Preference shares of any other Preference shareholder. The redemption amount is the amount set at the time of issuance of the shares, or if not specified, the amount at the time of redemption.

Voting Rights

Except in the instances where there is an Amendment of the Articles of Incorporation with respect to the Preference Shares or to create special shares ranking in priority to or on par with the Preference Shares, Preference shareholders do not possess any voting rights at any meeting of our shareholders, but are entitled to notice of the meetings when called for the purpose of authorizing our dissolution.

Amendment of the Articles of Incorporation

Confirmation of any special resolution to amend our articles to delete or vary any preference, right, condition, restriction, limitation or prohibition attaching to the preference shares or to create special shares ranking in priority to or on a parity with the Preference shares may be given by at least two-thirds (2/3) of the votes cast at a meeting of the holders of the Preference share duly called for that purpose.

Shareholder Meetings

The Business Corporations Act (Ontario) provides that: (i) a general meeting of shareholders shall be held at such place in or outside Ontario as the directors determine or, in the absence of such a determination, at our registered office is located; (ii) directors must call an annual meeting of shareholders not later than 18 months after the date of incorporation and no later than 15 months after the last preceding annual meeting; (iii) for the purpose of determining shareholders entitled to receive notice of or vote at meetings of shareholders, the directors may fix in advance a date as the record date for that determination, provided that such date shall not precede by more than 50 days or by less than 21 days, if we are a public company, otherwise 10 days, the date on which the meeting is to be held; (iv) the holders of not less than five percent of the issued shares entitled to vote at a meeting may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition; (v) only shareholders entitled to vote at the meeting, our directors and our auditor are entitled to be present at a meeting of shareholders; and (vi) upon the application of a director or shareholder entitled to vote at the meeting, the Superior Court of Justice may order a meeting to be called, held and conducted in a manner that the Court directs.

Our Bylaws provide that a quorum is met when holders of not less than a majority of the shares entitled to vote at the meeting of shareholders are present in person or represented by proxy.

The holders of our Common Shares are entitled to attend and vote at all meetings of our shareholders.

Fully Paid and Non-assessable

All outstanding Common Shares are duly authorized, validly issued, fully paid and non-assessable.

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